EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Merisel, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-61592, 333-49595, 333-44605 and 33-63021) of Merisel, Inc. of our report dated August 19, 2005, relating to the consolidated financial statements, which is incorporated by reference in this Form 10-K.

/s/ BDO Seidman, LLP
New York, NY

October 6, 2005